Exhibit 99.1

Prelude Therapeutics Announces Publication of Abstract for Presentation at the European Society of Medical Oncology (ESMO) Congress 2024

PRT3789, a novel, highly-selective SMARCA2 degrader in patients with advanced solid tumors with a SMARCA4 mutation oral session presentation: September 13, 2024, 4:00 PM CEST (10:00 AM EST)

Prelude will host an investor webcast on September 13, 2024, 6:00 PM CEST, (12:00 PM EST)

WILMINGTON, Del., Sep. 9, 2024 (GLOBE NEWSWIRE) – Prelude Therapeutics Incorporated (Nasdaq: PRLD) (“Prelude” or the “Company”), a clinical-stage precision oncology company, today announced the publication of an abstract regarding PRT3789 at the European Society of Medical Oncology (ESMO) Congress 2024 taking place in Barcelona, Spain September 13-17, 2024. The abstract can be found on the ESMO 2024 website Registration | ESMO Congress 2024

“We are excited for the opportunity to share the first ever clinical data of a novel, highly-selective SMARCA2 degrader,” stated Jane Huang, M.D., President and Chief Medical Officer of Prelude. “Patients whose cancer has a SMARCA4 mutation have limited treatment options and generally very aggressive disease. Although PRT3789 as a first-in-class molecule targeting a novel mechanism is early in its development, we are highly encouraged by the safety profile, target engagement and clinical activity we have seen to date.”

PRT3789 is a potent and highly selective, first-in-class SMARCA2 degrader, in Phase 1 clinical development in biomarker selected SMARCA4 mutant patients. Enrollment remains on track, and the Company expects to conclude monotherapy dose escalation by year end 2024 and identify a recommended Phase 2 dose. In addition, enrollment of patients into back-fill cohorts enriched for NSCLC and SMARCA4 loss-of-function mutations is ongoing. Objectives for this first Phase 1 clinical study are to establish the safety and tolerability profile of PRT3789 as both monotherapy and in combination with docetaxel, evaluate activity, pharmacokinetics and pharmacodynamics and determine a dose and potential indications for advancement into a registrational clinical trial.

Oral presentation title: First Clinical Results from a Phase 1 Trial of PRT3789, a First-in-Class Intravenous SMARCA2 Degrader, in Patients with Advanced Solid Tumors with a SMARCA4 Mutation.

Observations in the abstract include:

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As of the March 7, 2024 data cutoff date, 40 pts had been enrolled (NSCLC [18], pancreatic [5], breast [3], esophageal [2], other [12]; 55% have loss-of-function mutations;

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Dose escalation had proceeded through 6 levels, from 24-212 mg, with 2 backfill cohorts opened;
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No DLTs or study drug-related SAEs have been reported;
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The most common AEs reported, of any grade or relatedness, are nausea (25%), constipation and dyspnea (each 17.5%), decreased appetite and fatigue (each 15%), and anemia (12.5%);
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Dose-related increases in AUC were observed;
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Dose-dependent decreases in SMARCA2 levels were seen at all doses with a trend for increasing depth and duration with increasing doses;
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Minimal effects on SMARCA4 levels were seen;
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Clinical activity of PRT3789 therapy noted to date includes RECIST partial responses, tumor shrinkage and prolonged stable disease (longer than response to most recent therapy) in patients with advanced, heavily pretreated esophageal cancer and NSCLC.

Updated data will be presented at ESMO.

Investor Conference Call and Webcast Information

Prelude Therapeutics will host a conference call, live webcast with slides and a Q&A on Friday, September 13, 2024 at 12:00 PM EST. A live webcast of the presentation will be available at Events & Presentations - Prelude Therapeutics (preludetx.com). A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company’s website for 60 days following the call. The Company will be posting its updated corporate presentation shortly after 10:00 AM EST on its website at Events & Presentations - Prelude Therapeutics (preludetx.com).

About Prelude Therapeutics

Prelude Therapeutics is a leading precision oncology company developing innovative medicines in areas of high unmet need for cancer patients. Our pipeline is comprised of several novel drug candidates including first-in-class, highly selective IV and oral SMARCA2 degraders, and a potentially best-in-class CDK9 inhibitor. We are also leveraging our expertise in targeted protein degradation to discover, develop and commercialize next generation degrader antibody conjugates (“Precision ADCs”) with partners. We are on a mission to extend the promise of precision medicine to every cancer patient in need. For more information, visit preludetx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated discovery, preclinical and clinical development activities for Prelude’s product candidates, the potential safety, efficacy, benefits and addressable market for Prelude’s product candidates, and clinical trial results for Prelude’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” “schedule,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on the Company’s current expectations and projections about future events and various assumptions. Although Prelude believes that the expectations reflected in such forward-looking statements are reasonable, Prelude cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Prelude's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Prelude's ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, clinical trial sites and our ability to enroll eligible patients, supply chain and manufacturing facilities, Prelude’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, Prelude's ability to fund development activities and achieve development goals, Prelude's ability to protect intellectual property, and other risks and uncertainties described under the heading "Risk Factors" in Prelude’s Annual Report on Form 10-K for the year ended December 31, 2023, its Quarterly Reports on Form 10-Q and other documents that Prelude files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Prelude undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Investor Contact:
Robert A. Doody Jr.
Senior Vice President, Investor Relations

484.639.7235

rdoody@preludetx.com